Item 404(a) of Regulation S-K Disclosure with respect to Penske Automotive Group and Penske Corporation

Entities affiliated with Roger S. Penske, our Chairman of the Board and Chief Executive Officer, are parties to a stockholders agreement described below. Mr. Penske is also Chairman of the Board and Chief Executive Officer of Penske Corporation, and, through entities affiliated with Penske Corporation, our largest stockholder. The parties to the stockholders agreement are International Motor Cars Group, II, L.L.C. (“IMCGII”), Mitsui & Co., Ltd., Mitsui & Co, (USA), Inc. (collectively, “Mitsui”), Penske Corporation and Penske Automotive Holdings Corp. We refer to IMCGII, Penske Corporation and Penske Automotive Holdings Corp. as the Penske affiliated companies.

In connection with a sale of shares of our common stock to Mitsui in March 2004, Mitsui and the Penske affiliated companies agreed to certain “standstill” provisions. Until termination of the stockholders agreement discussed below, among other things and with some exceptions, the parties have agreed not to acquire or seek to acquire any of our capital stock or assets, enter into or propose business combinations involving us, participate in a proxy contest with respect to us or initiate or propose any stockholder proposals with respect to us. Notwithstanding the prior sentence, the purchase agreement permits (1) any transaction approved by either a majority of disinterested members of our Board of Directors or a majority of our disinterested stockholders, (2) in the case of Mitsui, the acquisition of securities if, after giving effect to such acquisition, its beneficial ownership in us is less than or equal to 49%, (3) in the case of the Penske affiliated companies, the acquisition of securities if, after giving effect to such acquisition, their aggregate beneficial ownership in us is less than or equal to 65%, and (4) the acquisition of securities resulting from equity grants by the Board of Directors to individuals for compensatory purposes.

We have also agreed to grant Mitsui the right to an observer to our Board of Directors as long as it owns at least 2.5% of our outstanding common stock, and the right to have an appointee designated as a senior vice president of Penske Automotive, as long as it owns at least 10% of our outstanding common stock. Mr. Hiroshi Ishikawa, one of our directors, has been appointed as our Executive Vice President — International Business Development. We also agreed not to take any action that would restrict the ability of a stockholder to propose, nominate or vote for any person as a director of us, subject to specified limitations.

Stockholders Agreement. Simultaneously with this purchase, Mitsui and the Penske affiliated companies entered into a stockholders agreement. Under this stockholders agreement, the Penske affiliated companies agreed to vote their shares for one director who is a representative of Mitsui. In turn, Mitsui agreed to vote its shares for up to fourteen directors voted for by the Penske affiliated companies. In addition, the Penske affiliated companies agreed that if they transfer any of our shares of common stock, Mitsui would be entitled to “tag along” by transferring a pro rata amount of its shares upon similar terms and conditions, subject to certain limitations. This agreement terminates on its tenth anniversary, upon the mutual consent of the parties or when either party no longer owns any of our common stock.

Registration Rights Agreements. We have granted the Penske affiliated companies registration rights. Pursuant to our agreements, the Penske affiliated companies each may require us on three occasions to register all or part of our common stock held by them, subject to specified limitations. They are also entitled to request inclusion of all or any part of their common stock in any registration of securities by us on Forms S-1 or S-3 under the Securities Act of 1933, as amended (the “Securities Act”). In connection with the purchase of shares by Mitsui discussed above, we have granted registration rights to Mitsui. Under our agreement, Mitsui may require us on two occasions to register all or part of its common stock, subject to specified limitations. Mitsui also is entitled to request inclusion of all or any part of its common stock in any registration of securities by us on Forms S-1 or S-3 under the Securities Act.

Other Related Party Interests. Several of our directors and officers are affiliated with Penske Corporation or related entities. Mr. Penske is a managing member of Transportation Resource Partners, an organization that undertakes investments in transportation-related industries. Richard J. Peters, one of our directors, is a director of Penske Corporation and a managing director of Transportation Resource Partners. Robert H. Kurnick, Jr., our Vice Chairman and a director, is also the President and a director of Penske Corporation. Mr. Ishikawa, one of our directors, serves as our Executive Vice President — International Business Development and in a similar capacity for Penske Corporation. Our President, Roger S. Penske, Jr., also serves as a director of Penske Corporation and is the son of our Chairman and Chief Executive Officer. These employees or directors receive salary, bonus or other compensation from Penske Corporation or its affiliates unrelated to their service at Penske Automotive. Our directors, Eustace W. Mita and Lucio A. Noto are each investors in Transportation Resources Partners.

Other Transactions. From time to time, we pay and/or receive fees from Penske Corporation and its affiliates for services rendered in the normal course of business, including rents paid to Automotive Group Realty, LLC (“AGR”), as described below, payments to third parties by Penske Corporation on our behalf which we then reimburse to Penske Corporation, payments to third parties made by us on behalf of Penske Corporation which they then reimburse to us, and payments relating to the use of aircraft from Penske Jet, Inc. These transactions are reviewed quarterly by our Audit Committee and reflect the provider’s cost or an amount mutually agreed upon by both parties. Aggregate payments relating to such transactions amounted to $3.9 million paid by us and $0.2 million received by us in 2007, excluding the payments to AGR discussed below.

We are currently a tenant under a number of non-cancelable lease agreements with AGR and its subsidiaries. AGR is a wholly owned subsidiary of Penske Corporation. The aggregate amount paid by us to AGR in 2007 under these leases was $0.5 million. The aggregate amount of all contractual payments from us to AGR under these leases from January 2008 through termination in 2014 is $2.3 million, with an additional $3.9 million due in the event we exercised all of our optional extensions under the leases through 2024.

We and Penske Corporation have entered into a joint insurance agreement which provides that, with respect to our joint insurance policies (which includes our property policy), available coverage with respect to a loss shall be paid to each party as stipulated in the policies. In the event of losses by us and Penske Corporation that exceed the limit of liability for any policy or policy period, the total policy proceeds will be allocated based on the ratio of premiums paid.

We have continuing investments in three companies controlled by Transportation Resource Partners: a provider of outsourced vehicle management solutions (“QEK”), a mobile vehicle washing company and an auctioneer of powersport vehicles. In 2007, we paid QEK approximately $0.3 million, relating principally to the preparation and delivery of new vehicles in the U.K., and we received from QEK approximately $0.1 million of management fees and $4.5 million as part of a pro rata dividend to its stockholders.